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                                                                     EXHIBIT 23A


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statements (Form S-8 Joint Registration Statement No. 33-37884, Joint Registration Statement No. 33-44528 and Joint Registration Statement No. 33-44930) pertaining to the Equity Option Plan and the Outside Directors' Formula Stock Option Plan of Schawk, Inc. of our report dated February 24, 1995, with respect to the consolidated financial statements and schedules of Schawk, Inc. and our report dated November 12, 1993 with the respect to the combined financial statements of Fuzere Manufacturing Company, Inc., Robinson Industries and Fuzere Midwest included in the Annual Report (Form 10-K) for the year ended December 31, 1994

Chicago, Illinois                                            ERNST & YOUNG LLP
March 24, 1995





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